2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

Exhibit 99.1

FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Announces First Quarter
FY 2005 Results

LOS ANGELES, CA., August 17, 2004 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured starters and alternators for the automotive aftermarket, today reported financial and operating results for the first quarter of its Fiscal Year 2005 ended June 30, 2004.

Financial Highlights:

•	Q1 revenues increase to $41.1 million, 11% over Q1 of FY04 revenue

•	Q1 net income of $91,000, or $0.01, versus $680,000, or $0.08, in Q1 of FY04

•	Operating cash flow of $6 million in Q1 FY05

•	Debt free balance sheet as of June 30, 2004

“In the first quarter of fiscal 2005, we continued to make significant strides in executing on our financial, strategic and operational objectives, and the momentum in our business continues to build,” declared Selwyn Joffe, Chairman and CEO. “While our first quarter results were negatively impacted by the transition costs we incurred to implement the ramp up for our new business with a major customer, we remain confident about our ability to produce very positive results from our new sales and operating initiatives.”

Q1 FY05 Results

First quarter revenues increased by 10.9% to $41.1 million, compared to $37.1 million in the first quarter of fiscal 2004.

Gross margin decreased to $3.7 million, or 8.9% of sales, from $4.1 million, or 11% of sales, in the first quarter of the prior fiscal year. Gross margin was negatively impacted by a number of transition expenses associated with the implementation of new business, including the pay-on-scan (POS) program. These expenses included approximately $700,000 of overtime costs incurred to ramp-up our production, approximately $460,000 of costs incurred to purchase cores as part of the expanded relationship and approximately $200,000 of costs to ship products that are being sold on a POS basis and, as a result, were not recorded as sales during our first fiscal quarter. In addition, stock adjustments we provided to our customers reduced our gross margin by $1,753,000, an amount that exceeds our currently anticipated quarterly stock adjustments by approximately $550,000. These costs reduced our gross margin percentage by 4.6%.

In connection with the stock adjustments we accepted, we received an approximately $13,000,000 of update orders, substantially all of which is expected to be shipped on a

POS basis by the end of the second quarter of fiscal 2005. First quarter unit shipments were up approximately 22% over the equivalent period last fiscal year, and shipments during the month of July were up by 46% from prior year levels. We are also seeing strong interest in the professional installer market segment from new customers for our Quality Built™ product line for professional installers.

General and administrative expense was $2.4 million for the first quarter of FY05, as compared to $2.4 million in the prior year. Sales and marketing expense increased by 112% to $622,000 in the first quarter, from $293,000 in the prior year quarter. Spending on research & development increased by 24% to $179,000, from $144,000 in the first quarter of FY04.

Operating income was $493,000, or 1.2% of sales, in the first quarter, as compared to $1.3 million, or 3.5% of sales, in the first quarter of FY04.

Net income for the first quarter was $91,000, or $0.01 per basic and diluted share, compared to $680,000, or $0.08 per basic and diluted share, in the same period in fiscal 2004.

Q1 Operating Highlights

MPA’s accomplishments for the first quarter of FY 2005 included:

•	Ramped up production under the expanded relationship with MPA’s largest customer, which designated MPA as the primary supplier of import alternators and starters in the U.S.

•	Signed first major supply agreement and began shipment of the Quality Built™ line of alternators and starters targeted to the traditional aftermarket

•	Went live with new on-line diagnostic system, web-based catalog, and a distribution portal for the Quality-Built™ line

Financial Condition

During the quarter ended June 30, 2004, the Company generated $6 million in cash from operating activities, compared with $6.5 million in the first quarter of fiscal 2004.

Mr. Joffe commented, “As of June 30, 2004, the Company had $10.3 million in cash, $40.6 million in working capital, with no debt, and shareholders’ equity of $43.8 million. This strong financial condition provides us with the flexibility to execute our strategic growth initiatives.”

Business Outlook

“The second quarter is off to a strong start, with record unit shipments during the month of July. We anticipate that the combination of growing share with our existing customers and our entry into the professional installer market with our Quality-Built™ brand will drive double-digit revenue growth for the full year 2005. In addition, as we move through the transition expenses associated with the ramp up of our new distribution opportunities, we expect our gross margins to improve,” concluded Mr. Joffe.

Conference call

MPA will host a conference call at 6:30 a.m. PDT (9:30 a.m. EDT) today Tuesday, August 17, 2004, to discuss results for the first quarter Fiscal 2005. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-399-7496. International callers should dial 706-634-6508. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available on Tuesday, August 17, at 11:00 a.m. PDT, through Tuesday, August 24, at 9:00 p.m. PDT. To access the replay dial 800-642-1687 and enter the conference ID number 9377722. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the MPA website at www.motorcarparts.com. To listen to the live call, please go to the MPA website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on MPA’s website for 90 days.

About MPA

Motorcar Parts of America, Inc. (MPA), is a leading manufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, Nashville, Tennessee, and Charlotte, North Carolina, as well as overseas in Singapore and Malaysia. The company websites are located at www.motorcarparts.com and www.quality-built.com.

Disclosure Regarding Private Securities Litigation Reform Act of 1995:

This press release may contain certain forward-looking statements with respect to the future performance of the Company that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in the Company’s relationship with any of its customers, including the increasing customer pressure for lower prices and more favorable payment terms, the potential for changes in consumer spending, increases in interest rates, changes in the financial condition of any of our major customers, consumer preferences and general economic conditions, increased competition in the automotive parts remanufacturing industry, unforeseen increases in operating costs and other factors discussed herein and in the Company’s filings with the Securities and Exchange Commission.

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	June 30,
	2004	2003
Net sales	$41,128,000	$37,102,000
Cost of goods sold	37,429,000	33,000,000

Gross Margin	3,699,000	4,102,000

Operating expenses:
General and administrative	2,405,000	2,362,000
Sales and marketing	622,000	293,000
Research and development	179,000	144,000

Total operating expenses	3,206,000	2,799,000

Operating income	493,000	1,303,000
Interest expense — net	351,000	293,000

Income before income taxes	142,000	1,010,000
Provision for income taxes	51,000	330,000

Net income	$91,000	$680,000

Basic income per share	$.01	$.08

Diluted income per share	$.01	$.08

Weighted average number of shares outstanding:
— basic	8,094,450	8,001,334
— diluted	8,575,210	8,082,152

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,	March 31,
	2004	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,332,000	$7,630,000
Short term investments	371,000	288,000
Accounts receivable — net	14,726,000	14,626,000
Inventory — net	38,657,000	28,744,000
Deferred income tax asset	7,974,000	8,124,000
Prepaid Income tax	20,000	172,000
Prepaid expenses and other current assets	910,000	880,000

Total current assets	73,019,000	60,464,000

Plant and equipment — net	4,416,000	4,758,000
Other assets	759,000	774,000

TOTAL ASSETS	$78,165,000	$65,996,000

LIABILITIES
Current liabilities:
Accounts payable	$21,733,000	$13,456,000
Accrued liabilities	2,811,000	2,851,000
Line of credit	—	3,000,000
Deferred compensation	336,000	260,000
Other current liabilities	605,000	62,000
Liability to customer	6,529,000	—
Current portion of capital lease obligations	378,000	409,000

Total current liabilities	32,392,000	20,038,000
Deferred income taxes	714,000	1,016,000
Deferred income	145,000	100,000
Capitalized lease obligations, less current portion	1,159,000	1, 247,000

Total liabilities	34,410,000	22,401,000
SHAREHOLDERS’ EQUITY
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; no par value, 20,000 shares authorized; none Issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 8,118,455 and 8,085,955 shares issued and outstanding at June 30, 2004 and March 31, 2004	81,000	81,000
Additional paid-in capital	53,166,000	53,096,000
Accumulated other comprehensive loss	(79,000)	(78,000)
Accumulated deficit	(9,413,000)	(9,504,000)

Total shareholders’ equity	43,755,000	43,595,000

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$78,194,000	$65,996,000

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	June 30,
	2004	2003
Cash flows from operating activities:
Net income	$91,000	$680,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	578,000	604,000
Provision for deferred income taxes	51,000	344,000
(Increase) decrease in:
Accounts receivable	(100,000)	1,729,000
Inventory	(9,917,000)	1,575,000
Prepaid expenses and other current assets	(77,000)	(157,000)
Other assets	7,000	4,000
Increase (decrease) in:
Accounts payable and accrued expenses	8,237,000	1,598,000
Deferred compensation	76,000	(9,000)
Liability to customer	6,529,000	—
Other liabilities	589,000	103,000

Net cash provided by (used in) operating activities	6,064,000	6,471,000

Cash flows from investing activities:
Purchase of plant and equipment	(231,000)	(593,000)
Change in short term investments	(83,000)	(43,000)

Net cash used in investing activities	(314,000)	(636,000)

Cash flows from financing activities:
Net (payments) borrowings under line of credit	(3,000,000)	(5,482,000)
Payments on capital lease obligation	(117,000)	22,000
Exercise of stock options	70,000	66,000
Repurchase of warrants and stock options	—	(713,000)

Net cash (used in) provided by financing activities	(3,047,000)	(6,107,000)

Effect of exchange rate changes on cash	(1,000)	(37,000)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,702,000	(309,000)
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	7,630,000	1,307,000

CASH AND CASH EQUIVALENTS — END OF PERIOD	$10,332,000	$998,000

Supplemental disclosures of cash flow information:
Cash paid during the quarter for:
Interest	$351,000	$293,000
Income taxes	$50,000	$1,000
Non-cash investing and financing activities:
Property acquired under capital lease	—	$277,000

For more information, contact:
Crocker Coulson	Selwyn Joffe
Partner	Chairman, President & CEO
CCG Investor Relations	Motorcar Parts of America, Inc.
(818) 789-0100	(310) 972-4005
crocker.coulson@ccgir.com

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